Exhibit 99.1

FOR IMMEDIATE RELEASE

September 21, 2004

Contacts:    (Media) Marybeth Thorsgaard (763) 764-6364
(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2005 FIRST QUARTER

Net Sales Increased 3 Percent to $2.59 Billion

Net Earnings of $183 Million Reflect Previously Announced
Commodity Cost Increases, Restructuring Expenses

Company Reaffirms Fiscal 2005 Earnings Expectations

        MINNEAPOLIS, MINN. – General Mills, Inc. (NYSE: GIS) today reported results for the first quarter of fiscal 2005. Net sales for the 13 weeks ended Aug. 29, 2004, grew 3 percent to $2.59 billion, in line with 3 percent growth in worldwide unit volume. Earnings after tax were $183 million, down from $227 million last year due to significant increases in commodity and other input costs, and costs related to restructuring actions taken during the quarter. Diluted earnings per share (EPS) declined from 59 cents in last year’s first quarter to 47 cents this year.

        Net results for both years include certain identified costs (described in detail below). These costs in fiscal 2005 are the restructuring and other exit costs identified on the consolidated statements of earnings, and associated expenses included in cost

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of sales. These costs totaled $45 million pretax, $29 million after tax. Last year’s first quarter included $15 million pretax, $10 million after tax of Pillsbury merger-related costs in selling, general and administrative expenses. Excluding these identified costs from both periods, first quarter diluted EPS would total 55 cents in 2005 and 62 cents in 2004.

        Chairman and Chief Executive Officer Steve Sanger said, “Our plans called for earnings below year-ago levels in the first quarter, as our higher commodity costs are not yet being offset by our pricing actions and productivity initiatives. This was particularly true for our U.S. Retail segment, where response to our first-quarter merchandising programs was stronger than planned. In addition, more than half of this year’s planned restructuring expense fell in the first quarter. In the second quarter, we expect pricing and productivity savings to begin contributing to our bottom line, resulting in renewed earnings growth.”

Restructuring, Other Exit and Merger-related Costs
General Mills recorded certain identified costs in the first quarter of both 2005 and 2004. We separately identify these costs because we believe doing so improves the comparability of year-to-year results of operations. In 2005, these expenses included restructuring and other exit costs resulting from the announced closure or realignment of five manufacturing facilities, and expenses included in cost of sales primarily associated with the accelerated depreciation of assets at two of the affected facilities (described below following the Consolidated Statements of Earnings). In 2004,

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identified items included costs relating to the Pillsbury merger (such as consulting, system conversions, relocation, training and communications).

        A reconciliation of earnings and EPS with and without these costs appears in the table below. Earnings and EPS excluding identified items are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, our net earnings and diluted EPS as reported on a GAAP basis. Please refer to our consolidated financial statements and accompanying footnotes for additional information regarding our classification of these items and for presentation of results in accordance with GAAP.

FIRST QUARTER EARNINGS SUMMARY
(in millions, except per share data)

	2005	2004
Earnings After Tax
Before identified items	$212	$237
Restructuring and other exit costs	(26)	—
Associated costs (1)	(3)	—
Merger-related costs (2)	—	(10)

Net Earnings	$183	$227

Avg. Diluted Shares Outstanding	387	382
Diluted Earnings per Share
Before identified items	$.55	$.62
Restructuring and other exit costs	(.07)	—
Associated costs (1)	(.01)	—
Merger-related costs (2)	—	(.03)

Diluted EPS	$.47	$.59

(1) Primarily accelerated depreciation included in cost of sales (2) Included in selling, general and administrative expense

U.S. Retail Segment Results
Net sales for General Mills’ domestic retail operations grew 2 percent to $1.76 billion for the quarter, as 4 percent unit volume growth and modest contributions from pricing and

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mix were partially offset by higher promotional expense in the period. This promotional spending included introductory support for 92 new items as well as increased expense to maintain previously committed merchandising programs following recent list price increases. Operating profits declined to $354 million, reflecting higher commodity costs and promotional spending, plus $9 million pretax expense associated with the voluntary recall of two Pop Secret popcorn flavors introduced in May.

        Pillsbury USA made the strongest contribution to domestic retail unit volume growth, with an 11 percent overall increase led by Totino’s pizza and hot snacks, and Pillsbury refrigerated cookies and biscuits. Big G cereal volume rose 3 percent, led by the successful introduction of reduced-sugar versions of Cinnamon Toast Crunch, Trix and Cocoa Puffs, and by growth on established brands such as Honey Nut Cheerios and Cinnamon Toast Crunch. Baking Products volume was up 13 percent, helped by good merchandising in supercenter and club channels, and contributions from new products. Yoplait yogurt volume grew 8 percent behind strength in the Go-Gurt line and good performance from our Light and Whips! varieties. Meals volume was flat compared to 7 percent growth last year. Snacks unit volume fell 1 percent, compared to 8 percent growth in last year’s first quarter.

        Consumer purchases of the company’s products also grew in the quarter, as composite retail sales for major product lines were up 2 percent.

Bakeries and Foodservice Segment Results
First quarter net sales for the company’s Bakeries and Foodservice segment fell 2 percent to $421 million. Unit volume declined 5 percent. That was partially offset by

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pricing, mix and trade spending efficiency. Volumes in convenience stores and vending channels grew by 33 percent, but unit volumes declined 11 percent in bakery channels, and shipments to restaurants and foodservice distributors were down 7 percent. Operating profits totaled $23 million, down from $29 million in last year’s first quarter due to lower volumes and higher supply chain costs.

International Segment Results
Net sales for General Mills’ consolidated international businesses grew 10 percent to $404 million. Unit volume increased 3 percent, with gains in Canada, Asia and Latin America more than offsetting a slight decline in Europe. Foreign exchange added 4 points of sales growth. Operating profits grew to $36 million in fiscal 2005, up from $24 million last year. About half of this profit growth is because recognized marketing expense is lower year-over-year in this period.

Joint Venture Summary
Earnings after tax from joint ventures totaled $26 million in the first quarter, compared to $20 million a year earlier. Profits for our Cereal Partners Worldwide (CPW) joint venture with Nestlé and our Snack Ventures Europe (SVE) joint venture with PepsiCo together totaled $20 million, up 33 percent from the first quarter a year ago. That growth was driven by an 8 percent volume gain for CPW. SVE volume fell by 2 percent, compared to a 13 percent gain in last year’s first quarter. Unit volumes for the Häagen-Dazs joint ventures in Asia grew by 5 percent. 8th Continent, the company’s joint venture with

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Dupont, achieved more than 50 percent volume growth and a 4 point increase in dollar share of the refrigerated soymilk category.

Corporate Items
Interest expense for the quarter totaled $113 million, 16 percent below last year’s first quarter due to lower debt levels. The effective tax rate for the first quarter excluding identified costs was 34.8 percent, consistent with the company’s expectations for the full year. Diluted shares outstanding grew 1.3 percent to 387 million.

Outlook
Looking ahead, Sanger said, “We are focused on realizing the benefits of our earlier pricing actions and capturing savings through our productivity initiatives. With the successful execution of those efforts and with our innovative lineup of new products, we expect the second quarter to show good progress toward our annual goals.”

        Sanger said the company continues to target low-single-digit net sales growth for fiscal 2005, which includes one less week than fiscal 2004. The company also reaffirmed its estimate for full-year diluted EPS of $2.75 to $2.80. This estimate includes identified items expense of approximately 10 to 15 cents per share.

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General Mills will hold a briefing for investors today, September 21, 2004, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; product development and innovations; consumer acceptance of new products and product improvements; changes in customer demand for our products; changes in consumer behavior, trends and preferences, including weight loss trends; effectiveness of advertising, marketing and promotional programs; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; ability to achieve productivity improvements; economic conditions, including changes in inflation rates, interest rates or tax rates; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; fluctuation in the cost and availability of supply chain resources, including raw materials, packaging and energy; foreign economic conditions, including currency rate fluctuations; political unrest in foreign markets and economic uncertainty due to terrorism or war. Our predictions about future debt reduction could be affected by a variety of factors including items listed above that could impact future earnings. Our debt reduction goals could also be affected by changes in economic conditions, including interest rates, laws and regulations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 weeks Ended
	August 29, 2004	August 24, 2003
Net Sales	$2,585	$2,518
Costs & Expenses:
Cost of sales	1,581	1,474
Selling, general and administrative	611	591
Interest, net	113	134
Restructuring and other exit costs	40	—

Total Costs and Expenses	2,345	2,199

Earnings before Taxes and Earnings from Joint Ventures	240	319
Income Taxes	83	112
Earnings from Joint Ventures	26	20

Net Earnings	$183	$227

Earnings per Share – Basic	$.48	$.61

Average Number of Shares – Basic	379	372

Earnings per Share – Diluted	$.47	$.59

Average Number of Shares – Assuming Dilution	387	382

Note:

In the first quarter of fiscal 2005, we recorded restructuring and other exit costs of $40 million, consisting of $38 million of charges associated with first-quarter supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs, and $2 million of charges associated with restructuring actions previously announced. The supply chain actions, affecting a total of 323 employees, included decisions to: close our flour milling plant in Vallejo, California; close our par-baked bread plant in Medley, Florida; relocate bread production from our Swedesboro, New Jersey plant; relocate a portion of our cereal production from Cincinnati, Ohio; and close our snacks foods plant in Iowa City, Iowa.

These supply chain actions are also resulting in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which now coincide with the final production dates at the Cincinnati and Iowa City plants. These associated expenses are being recorded as cost of sales. In the first quarter of fiscal 2005, the expense recorded in cost of sales was $5 million.

GENERAL MILLS, INC.
OPERATING SEGMENTS
(Unaudited) (In Millions)

	13 weeks Ended
	August 29, 2004	August 24, 2003
Net Sales:
U.S. Retail	$1,760	$1,723
Bakeries and Foodservice	421	428
International	404	367

Total	$2,585	$2,518

Operating Profit:
U.S. Retail	$354	$399
Bakeries and Foodservice	23	29
International	36	24

Total	413	452
Unallocated corporate items	(20)	1
Restructuring and other exit costs	(40)	—
Interest, net	(113)	(134)

Earnings before taxes and earnings
from Joint Ventures	$240	$319

GENERAL MILLS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited) (In Millions)

	August 29, 2004	August 24, 2003	May 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$480	$565	$751
Receivables	1,053	1,047	1,010
Inventories	1,246	1,334	1,063
Prepaid expenses and other	160	169	222
Deferred income taxes	185	195	169

Total Current Assets	3,124	3,310	3,215

Land, Buildings and Equipment	5,347	5,032	5,319
Less accumulated depreciation	(2,282)	(2,035)	(2,208)

Net Land, Buildings and Equipment	3,065	2,997	3,111
Goodwill	6,693	6,653	6,684
Other Intangible Assets	3,638	3,620	3,641
Other Assets	1,831	1,812	1,797

Total Assets	$18,351	$18,392	$18,448

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,086	$1,258	$1,110
Current portion of debt	180	82	233
Notes payable	456	1,364	583
Other current liabilities	801	657	831

Total Current Liabilities	2,523	3,361	2,757
Long-term Debt	7,426	7,523	7,410
Deferred Income Taxes	1,787	1,701	1,773
Other Liabilities	943	1,098	961

Total Liabilities	12,679	13,683	12,901

Minority Interests	299	300	299
Stockholders’ Equity:
Common stock	5,695	5,698	5,680
Retained earnings	3,787	3,204	3,722
Less common stock in treasury	(3,887)	(4,125)	(3,921)
Unearned compensation	(89)	(48)	(89)
Accumulated other comprehensive income	(133)	(320)	(144)

Total Stockholders’ Equity	5,373	4,409	5,248

Total Liabilities and Equity	$18,351	$18,392	$18,448

Note: Certain prior-period amounts have been reclassified to conform with the current period presentation.